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                                                                    EXHIBIT 99.1



[SPARTECH LOGO]     SPARTECH CORPORATION


COMPANY CONTACTS:
George A. Abd               Randy C. Martin
President and               Executive Vice President and
Chief Executive Officer     Chief Financial Officer
(314) 721-4242              (314) 721-4242


FOR IMMEDIATE RELEASE
FRIDAY, SEPTEMBER 23, 2005


                  SPARTECH ANNOUNCES APPOINTMENT OF NEW MEMBER

                            TO ITS BOARD OF DIRECTORS

         ST. LOUIS, SEPTEMBER 23, 2005 -- Spartech Corporation (NYSE-SEH) announced today that its Board of Directors elected Ms. Victoria M. Holt as a member of the Board effective September 22, 2005. Ms. Holt is Senior Vice President, Glass & Fiber Glass, for PPG Industries, Inc. Prior to joining PPG in January 2003, she was Vice President of Performance Films for Solutia Inc. in St. Louis, MO. Ms. Holt began her career in 1979 at Solutia's predecessor, Monsanto Company, where she held various sales, marketing, and global general management positions.

         Spartech's Chairman, Jackson W. Robinson, stated, "On behalf of all the stakeholders of Spartech, it is with great pleasure that I welcome Vicki Holt to our Board of Directors. Vicki's positive energy combined with her breadth and depth of manufacturing management skill sets and experiences will be of great value added in the strategic oversight of Spartech."

         Ms. Holt graduated with a BS in Chemistry from Duke University and MBA in Finance from Pace University. She resides in Pittsburgh, Pennsylvania with her husband and two children.

         Spartech Corporation is a leading producer of engineered thermoplastic materials, polymeric compounds and concentrates, and engineered product solutions, which following the 2005 announced plant restructurings, will have 43 facilities located throughout the United States, Canada, Mexico, and Europe, with annual production capacity of more than 1.4 billion pounds and sales of more than $1.3 billion, annually.

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